Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 1

to Prospectus declared

effective on November 29, 2007

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No. 1 supplements our Prospectus declared effective November 29, 2007.

You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on February 11, 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is February 11, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 11, 2008

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events and Regulation FD Disclosure.

On February 11, 2008, Winmark Corporation announced in a press release that during the fourth quarter of 2007 it changed the accounting treatment for its investment in Tomsten, Inc. (d/b/a Archiver’s).  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated February 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: February 11, 2008	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
Vice President and General Counsel

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Description

99.1	Press Release dated February 11, 2008.

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

CHANGE IN ACCOUNTING TREATMENT FOR INVESTMENT IN TOMSTEN, INC.

Minneapolis, MN (February 11, 2008)  —  Winmark Corporation (Nasdaq: WINA) announced today that during the fourth quarter, it changed the accounting treatment for its investment in Tomsten, Inc. (d/b/a Archiver’s).  The accounting change was made as a result of (i) the cancellation of a preexisting voting agreement between Tomsten, Inc. and Winmark that gave certain Tomsten officers the right to vote Winmark’s shares and (ii) the addition of John L. Morgan (Winmark’s Chairman and Chief Executive Officer) to the board of Tomsten, Inc.  Previously the company utilized the cost method of accounting.  The impact to Winmark’s financial statements include:

•                  A $2.0 million reduction to Winmark’s investment in Archiver’s.  As of December 29, 2007, the book value of Winmark’s investment was $5.5 million down from $7.5 million at the end of the third quarter.  This reduction reflects Winmark’s pro rata share of Archiver’s losses since August 2002 (the date of Winmark’s initial investment);

•                  A reduction of Winmark’s equity of $1.8 million;

•                  An increase to Winmark’s deferred tax assets of $0.2 million; and

•                  A reduction of pre-tax income of $0.36 million and $0.13 million for the years ended December 29, 2007 and December 30, 2006 respectively.  The charges, net of tax, approximate $0.04 per share in 2007 and $0.01 per share in 2006.

On an ongoing basis Winmark will continue to record its pro rata share of Archiver’s earnings and/or losses.

Winmark will announce its year-end results on February 22, 2008.

Winmark Corporation creates, supports and finances business.  At December 29, 2007, there were 851 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 41 territories in operation under the Wirth Business Credit® brand.  An additional 53 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.